AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         This Agreement For Purchase And Sale Of Assets ("Agreement") is made as of February 2, 2004, at Toluca Lake, California, by and among PRACTICEXPERT INC., a California corporation ("Parent"), its wholly owned subsidiary, PRACTICE XPERT SERVICES CORP., ("Services") (collectively "Buyer"), a California corporation, both having their principal office at 4130 Cahuenga Blvd. #215, Toluca Lake, CA 91602 on the one hand and Cancer Care Network, Inc., an Oklahoma corporation, ("Seller").

                                    RECITALS

         WHEREAS, Seller desires to sell and Buyer desires to purchase from Seller the assets of Seller identified on Exhibit A, which is attached hereto and incorporated herein by reference (the "Assets").

         WHEREUPON, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

1. DEFINITIONS: When used in this Agreement, the following terms shall be defined as follows:

      1.1. "Agreement" shall mean this Agreement For Purchase And Sale Of Assets and any Exhibits and Schedules attached hereto or otherwise incorporated herein by reference.

      1.2. "Assets" shall mean those assets of Seller identified on Exhibit A hereto.

      1.3. "Client Contracts" shall mean the billing and management contracts which CCN has with its customers which are listed as part of the Assets.

      1.4. "Closing" shall have the meaning set forth in Section 2. 1.5. "Closing Date" shall have the meaning set forth in Section 2.

      1.6. "Covered Employees" shall mean those employees of Seller which are listed on Schedule 8.1 hereto; provided however, Covered Employees shall not include Key Employees.

      1.7. "Key Employees" shall mean Dr. Carl R. Bogardus, Jr., Cindy Carmichael, Scott Simmons and Peggy Hudson.

      1.8. "Knowledge" as to any party hereto shall mean the knowledge of such party or any officer or director of such party after due investigation.

      1.9. "Laws" shall mean the statutes, laws, rules, regulations, ordinances, codes, directives, writs, injunctions, decrees, judgments, and orders of any governmental (whether foreign, federal, state, local, or otherwise) legislative, regulatory or administrative agency, court or other governmental body, promulgated generally and not specifically directed to both of the parties to this Agreement.

      1.10. "Material Adverse Effect" shall mean any condition, occurrence or effect, which is materially adverse to the value of the Assets.

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      1.11. "Purchase Price" shall have the meaning set forth in Section 3.

2. PURCHASE AGREEMENT. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller, in consideration of the payment by Buyer of the Purchase Price will transfer and convey full title and ownership of the Assets to Buyer, and Buyer will acquire the Assets from Seller ("Closing"). The Closing shall occur on or before February 27, 2004 ("Closing Date").

3.    PURCHASE PRICE

      3.1. The Purchase Price ("Purchase Price") will be five million five hundred thousand dollars ($5,500,000.00) and will be paid as follows:

            3.1.1. ONE HUNDRED THOUSAND DOLLARS AND NO/100 (US$100,000.00)
                  ("Down Payment") in immediately available funds will be paid by Buyer to Seller upon execution of this Agreement to ensure the good faith performance of Buyer. Such Down Payment shall be nonrefundable unless Seller (i) fails to obtain any consents required by any Client Contracts so as to allow the assignment by Seller such number of Client Contracts representing a minimum of eighty percent (80%) of the net revenue earned by Seller from all Client Contracts for services rendered in 2003 or (ii) fails to otherwise secure the consents and approvals required to transfer the other Assets free of any mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions such that there is a material impairment of the use of the Assets and/or the ability of the Buyer to continue to use the Assets in the manner which they are currently used. In the event that this Agreement is terminated due to Sellers failure to meet its obligations under this Section 3.1.1, or if the contract reference in Section 4.4 is not executed and delivered at Closing, the Down Payment shall be fully refundable to Buyer immediately upon the date that the termination of this Agreement becomes effective.

            3.1.2. Four million nine hundred thousand dollars ($4,900,000.00)
                  shall be paid to Seller in immediately available funds at Closing.

            3.1.3. The balance of the Purchase Price, to wit five hundred thousand dollars ($500,000.00), shall be paid by delivering to Seller at Closing shares of Parent's restricted common stock. The amount of such stock shall be the amount derived from dividing 500,000 by the average bid price for such Parent's stock for the five trading days prior to Closing. The stock will be unregistered shares of the Parent and will be "restricted stock" as defined under SEC Rule 144, which may not be sold on the open market for a period of at least one year.

            3.1.4. Subject to the provisions of Section 4.5 and any other sections of this Agreement allowing a party to terminate this Agreement, in the event that Seller (i) fails to obtain any consents required by the terms of any Client Contracts to make a valid assignment of any of such Client



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                  Contracts the parties agree to adjust the purchase price (as hereinafter set forth) by a percentage determined by dividing the net revenue earned by Seller for services performed in 2003 on such Client Contract(s) for which a consent for an assignment was not obtained or for assignments not otherwise made divided by the total net revenue received by Seller from all Client Contracts for services performed in 2003.

            3.1.5. Notwithstanding the foregoing, Buyer shall be given allowance(s) at Closing in the following amounts:

                  3.1.5.1. An amount, not to exceed the amount shown on Schedule
                        3.1.5.1, necessary to install purchase a new Toshiba phone system by American Telecom with services substantially the same as currently used by Seller at its offices in Oklahoma City to allow Buyer to purchase and install a phone system in the space to be subleased from Seller by Buyer; and

                  3.1.5.2. An amount, not exceed two thousand dollars
                        ($2000.00), if Buyer elects to install its own T-1 line and any necessary router(s) and switch(s) for use by Buyer in the space to be subleased from Seller in Oklahoma City pursuant to this Agreement; and

                  3.1.5.3. The amount of $36,247.50 for the assignment or
                        transfer of Seller's current license and server license(s) with IBM and Mysis as shown on Schedule 3.1.5.3.

            3.1.6. Prepaid items will be prorated at Closing based on a 365 day year.

4. OTHER TERMS. The obligation of either party to consummate this transaction is subject to the following:

      4.1. Completion of due diligence by Buyer of Seller, and by Seller of Buyer, as each determines is needed;

      4.2. The approval of this transaction by the respective boards of directors of each company;

      4.3. Buyer successfully raising the cash required to close the transaction.

      4.4. The entering into of an employment contract with a senior manager/divisional president who will have primary operating responsibility for the Assets on terms and conditions as generally set forth in Exhibit 2 hereto or upon such other terms and conditions as are approved by Buyer.

      4.5. Seller assigning to Buyer such number of Client Contracts or to the extent necessary, obtaining the consent to such assignments, cumulatively representing a minimum of ninety percent (90%) of the net revenue earned by Seller from services performed by Seller in 2003 pursuant to the Client Contracts;

      4.6.  The termination by Seller of the Covered Employees.

      4.7. The assignment by Seller of the contracts of the Key Employees unless the Seller and Buyer can reach mutual agreement on the amount of any reduction



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            in the Purchase Price as a result of the failure of Seller to deliver the assignment of such contracts of said Key Employees. .

      4.8. The commitment by a majority of the Covered Employees to become at will employees for Buyer effective upon Closing.

      4.9. The completion of all Schedules satisfactory to both Buyer and Seller.

      4.10. The approval by IBM and Mysis to allow the assignment of the IBM and Mysis licenses referenced in Section 3.1.5.3 above for an amount not to exceed five thousand dollars ($36,247.50).

      4.11. The execution of a cost sharing agreement if Seller elects to use Buyer's current T-3 line, Seller's web server or mail server after Closing.

5.    WARRANTIES OF SELLER. Seller warrants that:

      5.1. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Oklahoma and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it.

      5.2. Except to the extent set forth on Schedule 5.2, Seller has full power to transfer the Assets to Buyer without obtaining the consent or approval of any other person or governmental authority.

      5.3. Exhibit "A" to this Agreement is a complete and accurate list of all of the Assets to be sold by Seller pursuant to terms set forth in this Agreement. Such Exhibit A gives (i) an accurate brief description of such Assets; (ii) identifies the contracts between Seller and the customers and clients of Seller and the Seller's accounts receivables, all trade receivables, all bank accounts, brokerage accounts, CD's, deposits, rights, licenses which are included within such Assets; and (iii) the location of all such Assets.

      5.4. Since the preparation of Exhibit A, there has not been any Material Adverse Effect on the value of the Assets, except changes occurring in the ordinary course of business.

      5.5. Since the date of preparation of Exhibit "A" as shown on said Exhibit A, there has been no:

            5.5.1. transactions by Seller except in the ordinary course of business, which would have a Material Adverse Effect on the Assets;

            5.5.2. Material adverse change in the financial statements of Seller attached hereto as Exhibit C; 5.5.3. Destruction, damage to, or loss of any of the Assets; 5.5.4. Amendment or termination of any contract, agreement, or license listed on Exhibit A to which Seller is a party, which would have a Material Adverse Effect on the Assets;

            5.5.5. Mortgage, pledge, or other encumbrance of any asset of Seller which would which would have a Material Adverse Effect on the Assets;

            5.5.6. Waiver or release of any right or claim of Seller, except in the ordinary course of business ,which would have a Material Adverse Effect on the Assets;


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            5.5.7. Commencement, notice, or threat of commencement of any civil litigation or governmental proceeding against Seller or investigation of its affairs which would have a Material Adverse Effect on the Assets;

            5.5.8. Agreement by Seller to do any of the things described in the preceding clauses 5.5.1 through 5.5.7.

      5.6. Except as set forth on Schedule 5.6, Seller does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that would have a Material Adverse Effect the Assets set forth in Exhibit "A" to this Agreement. Except as set forth on
            Schedule 5.6, the parties agree that this transaction constitutes the sale and purchase of the Assets of the Seller only and does not include assumption or acquisition of the Seller's liabilities or debt except to the extent that after Closing Buyer incurs debts or liabilities relating to the Client Contracts, nor does it include the acquisition of the capital stock of the Seller, which shall be retained by the Seller.

      5.7. Within the times and in the manner prescribed by Law, Seller has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable to the extent that the failure to file the same would have a Material Adverse Effect on the Assets.

      5.8. Except as set forth on Schedule 5.8, none of the Assets set forth in Exhibit "A", is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Seller.

      5.9. To the best of the Knowledge of Seller, all accounts receivable of Seller shown on Exhibit "A" arose from valid services in the ordinary course of business.

      5.10. To the extent that the same are a part of the Assets, Exhibit "A" to this Agreement also sets forth all trade names, registered trademarks, service marks, and registered copyrights and their registrations, owned by Seller or in which it has any rights or licenses, together with a brief description of each. Seller have no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright identified.

      5.11. Seller does not own or have rights in any patents, inventions, industrial models, processes, designs, and applications for patents owned by Seller or in which it has any rights, licenses, or immunities.

      5.12. To the extent that the same are a part of the Assets, Exhibit "A" to this Agreement includes a complete list, without extensive or revealing descriptions, of Seller's trade secrets, including all secret formulas, recipes, customer lists, processes, know-how, computer programs and routines, and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth in that Exhibit. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain



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

            it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

            5.12.1. Seller is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of their employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Seller and not to be divulged or misused.

            5.12.2. All these trade secrets are presently valid and protectable and are not part of the public knowledge or literature; they have not, to Seller's or Seller's knowledge, been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

      5.13. Except to the extent set forth in Schedule 5.13, Seller has good and marketable title to all the Assets and interests in such Assets, whether real, personal, mixed, tangible, or intangible; and except as set forth on said Schedule 5.13, all of the Assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. Seller is not in default or in arrears in any material respect under any lease which is included within the Assets. Except as set forth on said
            Schedule 5.13, all real property and tangible personal property of Seller included in the Assets is in good operating condition and repair, ordinary wear and tear excepted.

      5.14. Seller does not occupy any real property in violation of any law, regulation, or decree.

      5.15. Except to the extent set forth in Schedule 5.15, Seller is not a party to any distributor's or manufacturer's representative or agency agreement; any output or requirements agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease.

      5.16. Seller has not received notice of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) which if adversely determined to Seller would have any Material Adverse Effect on the Assets; and to the best of the Knowledge of Seller and Seller, there are no such violations which would have any Material Adverse Effect on the Assets.


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

      5.17. There is no pending, or, to the Knowledge of Seller, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation which would have any Material Adverse Effect on the Assets . Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality which would have any Material Adverse Effect on the Assets. Neither Seller is presently engaged in any legal action to recover money due to any of them or damages sustained by any of them which would have any Material Adverse Effect on the Assets.

      5.18. Except to the extent set forth in Schedule 5.18,the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

            5.18.1. a breach of any term or provision of this Agreement;

            5.18.2. a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller or Seller is a party or by which any of them or the property of any of them is bound to the extent that it would have a Material Adverse Effect on the Assets;

            5.18.3. an event that would permit any party to terminate any Client
                  Contracts or to accelerate the maturity of any indebtedness or other obligation of Seller which would have a Material Adverse Effect on the Assets; or

            5.18.4. the creation or imposition of any lien, charge, or encumbrance on any of the properties of Seller.

      5.19. Except as set forth in Schedules 5.2, 5.13 or 5.18, Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement; and no approvals or consents of any persons other than Seller are necessary in connection with it.

      5.20. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action.

      5.21. Neither Seller, nor any officer or director of Seller, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business to the extent that it would have a Material Adverse Effect on the Assets.

      5.22. None of the warranties made herein by Seller contains omits to state any material fact necessary to make the statements made.

6. BUYER REPRESENTATIONS. Buyer and Parent represent and warrant to Buyer that:


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      6.1.  Buyers are both corporations duly organized, existing, and in good standing under the laws of California.

      6.2. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

      6.3. The execution, delivery and performance of this Agreement by Buyer and the issuance of any Buyer stock pursuant to this Agreement will not:

            6.3.1. violate Buyers' Certificates of Incorporation, as amended, or
                  Bylaws or any Law to which either Buyer is subject or by which either Buyer may be bound, or (with or without giving notice or the lapse of time or both) breach, or

            6.3.2. conflict with any contract, agreement, or other commitment to which either of Buyer is a party or by which Buyer is or may be bound, or

            6.3.3. result in the creation or imposition of any Lien against or upon the Parent's Shares to be delivered to Seller at Closing.

      6.4. Other than as disclosed in its public filings, there is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending or, to Buyer's best Knowledge, threatened, against Buyer that reasonably could be expected to adversely affect Buyer's ability to perform in accordance with the terms of this Agreement.

      6.5. Neither Buyer nor any officer, director, partner or employee of Buyer has been permanently or temporarily enjoined or barred by any legal judgment from engaging in or continuing any conduct or practice in connection with the activities of Buyer as currently conducted; and there is not in existence any legal judgment requiring Buyer to take any action of any kind with respect to the assets or properties owned or leased by it, or its activities, or to which Buyer or its activities, properties or assets are otherwise subject or by which they are otherwise bound or affected.

      6.6. The conduct by Buyer of its activities as currently conducted does not violate or infringe any Laws currently in effect, or, to the Knowledge of Buyer, proposed to become effective; and Buyer has not received any notice of any violation by Buyer of any Laws applicable to Buyer or their respective activities as currently conducted; and Buyer does not know of any basis for the allegation of any such violation.

      6.7. Buyer has not dealt with, or made any arrangements or agreements with any third party in connection with the transactions contemplated by this Agreement so as to give rise to any claims for brokerage commissions, finders fees or similar compensation.

      6.8. Exhibit 4 includes true, complete and current copies of each Buyer's Certificates of Incorporation, as amended.

      6.9. Except as set forth on Schedule 6.9 hereto, no filing or registration with, no permit, authorization, counsel or approval of, and no notice to, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, or other public body or authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement by Buyer or for the consummation by Buyer of the transactions contemplated by this Agreement.


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

7. COVENANTS OF SELLER. Seller covenants that from the date of this Agreement until the Closing:

      7.1. Subject to applicable Laws, Buyer and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Seller. Seller will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Seller that may reasonably be requested.

      7.2. Between the execution of this Agreement and the Closing, Seller will carry on its respective businesses and activities, in a manner which will not have a Material Adverse Effect on the Assets. Between the execution of this Agreement and the Closing, Seller shall conduct all business transactions as and in the ordinary course, so as to minimize any potential Material Adverse Effect on the Assets.

      7.3. Between execution of this Agreement and Closing, Seller shall preserve its present relationships with suppliers, customers, and others having business relationships with Seller to the extent that the failure to do so would have a Material Adverse Effect on the Assets. Seller shall immediately notify Buyer of any changes, cancellations, modifications, alterations, or other events which affect Seller's present relationships with suppliers, customers, and others having business relationships with Seller to the extent they have a Material Adverse Effect on the Assets so that Buyer can assess the impact of such changes on the viability of the proposed purchase, which assessment shall be subject to a reasonable interpretation of Material Adverse Effect.

      7.4. Seller will not, or will not agree to: (1) make any change in compensation payable to any Covered Employee; (2) make any change in benefits payable to any Covered Employee under any bonus or pension plan or other contract or commitment, except to the extent that it is done for all employees of Seller and or its parent company; or
            (3) modify any collective bargaining agreement to which it is a party or by which it may be bound.

            7.5.1 Seller will not or will not agree to do, without Buyer's consent, any of the following: Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business to the extent that the same would have a Material Adverse Effect on the Assets. Seller shall immediately notify Buyer of any changes, cancellations, modifications, alterations, or other events which affect Seller's present and/or future contractual relationships with suppliers, customers, and others having business relationships with Seller so that Buyer can assess the impact of such changes on the viability of the proposed purchase, which assessment shall be subject to a reasonable interpretation of material adverse effect.


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            7.5.2 To the extent that it would have a Material Adverse Effect on the Assets, Seller will not modify, amend, cancel, or terminate any of its existing contracts or agreements to the extent they are listed in Exhibit A as apart of the Assets; provided however, to the extent that a contract listed in Exhibit A expires by its own terms, this Section shall not be applicable.

      7.6. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller will obtain the written consent of the persons required to consent to any of the items herein and will furnish to Buyer executed copies of those consents. Buyer will exercise its best efforts, and promptly execute and deliver any documents and instruments that may be reasonably required, to assist Seller in obtaining such consents provided, however, that Buyer will not be obligated under this Section to execute any guaranty, assumption of liability, or other document or instrument requiring it to assume obligations not contemplated by this Agreement.

      7.7. As part of its due diligence and disclosure obligations under this Agreement, Seller will document and describe it's trade secrets, processes, or business procedures to be purchased by Buyer, in form and content satisfactory to Buyer.

      7.8. Seller hereby covenants that all agreements now in existence with any third parties (these agreements are specifically included and identified as "Assets" of the Seller and are itemized in Exhibit A), which includes employment agreements, capital equipment and real property lease agreements, client contracts, vendor agreements and any other agreements of any title or description wherein Seller derives income from a third party for services rendered, or is contractually obligated to pay a third party, are fully assignable to Buyer on terms identical to those now in existence, or will be assigned to Buyer with terms equal to or superior to those now in existence or consents therefore will be obtained. Subject to the provisions of Section 3.1.4, that the value of the Assets to be purchased hereby is in part, based upon the Seller's ability to assign and Buyer's ability to assume all contracts and agreements constituting a part of the Assets and that the inability to do so would have a Material Adverse Effect on the Assets Seller shall assist Buyer in obtaining approval of assignment of all contracts and agreements related to the Assets prior to Closing.

      7.9. All warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct on the Closing Date as if made on that date.

      7.10. Seller agrees that for two years following the Closing, Seller and its parent or subsidiary companies will not offer billing services for medical or radiation oncology practices except as allowed by this Section ("Oncology Billing Services"); provided however, and notwithstanding the foregoing, this Section shall not in any way prohibit or prevent Seller from providing (i) Oncology Billing Services for medical or radiation oncology practices located or


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

            practicing in cancer centers or hospitals owned in whole or in part by Seller, or (ii) Oncology Billing Services for medical or radiation oncology practices which are managed by Seller whereby Sellers provides substantially all of the staffing, equipment, fixtures, supplies and is responsible for substantially all of the operating expenses of such oncology practice(s), or (iii) billing services for medical practices other than medical or radiation oncology.

8.    OTHER AGREEMENTS:

      8.1. As of the Closing Date, Seller shall terminate all Covered Employees of Seller, and, as of the Closing Date, Buyer shall offer employment to said Covered Employees at positions, salaries and wages consistent with, but not more than the amounts presently paid for the position, which salaries, wages and accrued vacation and sick time of each such Covered Employee are set forth on Schedule 8.1. Seller acknowledges that retention of the Covered Employees on terms consistent with, but not more than the amounts presently paid for the position, are a material term and consideration to Buyer in entering into this Agreement.

      8.2. Buyer shall assume and be solely responsible for up to one hundred hours of each Covered Employees and Key Employees accrued paid time off or vacation pay accrued as of the Closing Date and shall hold Seller harmless therefrom. The salaries, wages and accrued vacation and sick time of each such Covered Employee is set forth on Schedule 8.1.

      8.3. Any former employee of Seller who is eligible to receive continual coverage obligations (within the meaning of Code Section 4980B and Part 6 of Subtitle B of Title 1 if ERISA) will remain covered through Seller's COBRA provider. Immediately following the Closing Date and as a result of the transactions contemplated by this Agreement, Seller shall cease to offer COBRA benefits for any applicable group health plan to Covered Employees who are employed by Buyer as of or subsequent to Closing. Seller will thereby be released from COBRA responsibility and liability for such employees.

      8.4. As of the Closing Date, Seller will, at its expense or at the expense of the applicable employee welfare benefit plan, (i) terminate the participation of all Covered Employees from all such plans and (ii) take such actions as are necessary to make, or cause such plans to make, appropriate distributions to Covered Employees to the extent required by, and in accordance with, such plans and applicable Law, as determined by Seller and/or its counsel.

      8.5. Buyer shall employ and retain for a period of ninety (90) days following the Closing Date such Covered Employees as shall be necessary to avoid any potential liability by Seller for a violation of the Workers Adjustment and Retraining Notification Act, 29 U.S. Stat.ss. 2101 et seq. (the "Warn Act") attendant to Seller's failure to notify such Employees of a "mass layoff" or "plant Closing" (as such terms are defined in the Warn Act). Prior to Closing, Seller shall provide Buyer with a list of all Covered Employees subject to this provision. Buyer shall be liable and responsible for any notification required under the Warn Act (or under any similar state or local laws) and Buyer shall indemnify and hold Seller harmless from and against any liability asserted against Seller under the Warn Act as a result of Buyer's failure to comply with the provision of the Warn Act as of or after the Closing Date.

      8.6. Buyer agrees to assume and hold Seller and its officers and directors harmless from the liabilities identified on Schedule 8.6 hereto ("Buyer Assumed Liabilities")

9. COVENANTS OF BUYER. In addition to its covenants set forth elsewhere in this Agreement:

      9.1. Subject to applicable Laws, Seller and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Buyer. Buyer will furnish or cause to be furnished to Seller and its representatives all data and information concerning the business, finances, and properties of Buyer that may reasonably be requested.

      9.2. All warranties of Buyer set forth in this Agreement and in any written statements delivered to Seller by Buyer under this Agreement will also be true and correct on the Closing Date as if made on that date.

      9.3. Immediately following Closing, Buyer shall install a phone system for its own use in the space to be subleased from Seller. To the extent that following Closing Buyer utilizes the phone system of Seller, Buyer shall reimburse Seller on demand or any costs incurred by Buyer for the use of such phone system.

10. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE: In addition to the other preconditions set forth in this Agreement to Buyer's duty to close the transaction contemplated by this Agreement are also contingent on the following:

      10.1. At the Closing, Seller must deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel:

            10.1.1. A certificate executed by Seller, dated as of the Closing
                  Date, certifying that its representations and warranties in this Agreement are true and correct on the Closing Date, as though each representation and warranty had been made on that date.

            10.1.2. Delivery and execution of a sublease acceptable to both
                  Buyer and Seller for space at Seller's offices in Oklahoma City, Oklahoma. The sublease shall be entered into on terms equal to or superior to the terms of the lease which Seller is presently subject to.

            10.1.3. Seller shall have delivered to Buyer all Exhibits and
                  Schedules to this Agreement. Said Exhibits and Schedules are a material part of this Agreement and neither Seller nor Buyer cannot complete due diligence required to consummate this purchase transaction until it has received an accurate and complete set of Exhibits and Schedules.

      10.2. The successful sale and transfer of the business and the Assets, which are intended to be treated as a going concern sale to the extent the Assets are involved, require that all agreements now in existence with any third parties (specifically included and identified as "Assets" of the Seller and itemized in Exhibit A), which includes employment agreements, capital equipment and real property lease agreements, client contracts, vendor agreements and any other agreements of any title or description wherein Seller derives income relating to the Assets from a third party for services rendered, or is contractually obligated to pay a third party, except to the extent otherwise set forth in this Agreement, are fully assignable to Buyer on terms identical to those now in existence, or will be assigned to Buyer with terms equal to or superior to those now in existence. Seller acknowledges that the value of the Assets to be purchased hereby, is in part based upon the Seller's ability to assign and Buyer's ability to assume all contracts and agreements constituting part of the Assets and that the inability to do so could have a Material Adverse Effect on the Assets and the business as a going concern.

            10.2.1. A certificate from Seller dated as of Closing that between the execution of this Agreement and Closing, (i) there has not been any Material Adverse Effect in the Financial Statements attached hereto as Exhibit C and (ii) that there has not been any Material Adverse Effect in the value of the Assets except changes incurred in the ordinary and usual course of their respective businesses during that period that in the aggregate are not materially adverse, and any other changes or transactions contemplated by this Agreement, and (iii) that Seller has not sustained any insured or uninsured loss or damage to the Assets that would have a Materially Adverse Effect on the Assets

      10.3. The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out herein. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller, or Seller are in default of any of their representations, warranties, or covenants under this Agreement.

      10.4. Seller must have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, by the Closing Date.

      10.5. Buyer will have received from counsel for Seller, an opinion dated the Closing Date and rendered in accordance with the ABA Accord, that (i) Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Oklahoma, and has all necessary corporate power to transfer the Assets pursuant to this Agreement; (ii) that this Agreement has been duly and validly authorized and, when executed and delivered by the

            Seller, will be valid, binding, and enforceable against each of them in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws and equitable principles affecting the rights of creditors generally; and (iii) that Counsel has no actual knowledge, of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against or affecting Seller which if adversely decided would have a Material Adverse Effect on the Assets.

      10.6. The execution and delivery of this Agreement by Seller, and the performance of it's covenants and obligations under it, will have been duly authorized by all necessary corporate action, and Buyer will have received copies of all resolutions pertaining to that authorization, certified respectively by the secretary of Seller.

      10.7. Buyer will have received certificate of good standing certificate for the State of Oklahoma for Seller dated as of a date not more than five (5) days before the Closing date, of the appropriate State Franchise Tax Board for Seller.

      10.8. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Seller and delivered to Buyer. Seller acknowledges that the going concern value of the Assets to be purchased hereby is in part, based upon Buyer obtaining all necessary consents prior to Closing, and that failure to obtain said consents could have a Material Adverse Effect the Assets and the business as a going concern. Seller shall obtain said consents prior to Closing and acknowledges that failure to do so will necessarily defeat the purpose and intent of this Agreement.

      10.9. An employment agreement in the form set forth in Exhibit "B", dated the Closing Date, will have been executed and delivered by Seller to Buyer.

      10.10. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement will be satisfactory in all reasonable respects to Buyer and its counsel.

      10.11. All Schedules shall be updated to the satisfaction of Buyer to reflect any changes therein.

      10.12. Seller shall deliver at Closing a change of name document for filing with the Secretary of State's office in Oklahoma in such form as necessary to allow Buyer to commence using the name "Cancer Care Network" subsequent to Closing.

      10.13. At or prior to Closing, Seller shall deliver to Buyer copies of any leases for real estate leased by Seller at locations covered by any Client Contracts.

11. Conditions precedent to Seller's performance: In addition to the other preconditions set forth in this Agreement, Seller's duty to close the transaction contemplated by this Agreement are also contingent on the following:

      11.1. The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, which Seller may waive any or all of these conditions in whole or in part without prior notice, provided, however, that no such waiver of a condition will constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties, or covenants under this Agreement.

      11.2. All warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement must be true on and as of the Closing Date as though such representations and warranties were made on and as of that date and a certificate to that effect shall have been delivered by an officer of Buyer to that effect.

      11.3. Buyer must have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

      11.4. Buyer will have furnished Seller with an opinion, dated the Closing Date, of counsel for Buyer, in form and substance satisfactory to Seller and their counsel, to the effect that:

            11.4.1. Both of the Buyers are corporations duly incorporated, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power to perform its obligations under this Agreement.

            11.4.2. All corporate proceedings required by Law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken.

            11.4.3. Buyer has the corporate power and authority to acquire the
                  Assets contemplated herein for the consideration set forth herein.

            11.4.4. Every consent, approval, authorization, or order of any federal or California governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained and will be in effect on the Closing Date.

            11.4.5. The agreement has been duly and validly authorized, executed, and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against buyer in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws and equitable principles affecting the rights of creditors generally.

            11.4.6. The consummation of the transactions contemplated by the agreement does not violate or contravene any provision of the articles of incorporation, bylaws, or to the best knowledge of counsel any resolution of Buyer or of any indenture, agreement, judgment, or order to which Buyer is a party or by which Buyer is bound.

            11.4.7. In rendering their opinion, counsel for Buyer may rely on certificates of governmental authorities and on opinions of associate counsel.

      11.5. The board of directors and holders of a majority of the outstanding stock of Buyer will have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Buyer's obligations to be performed under this Agreement on or before the Closing Date.

      11.6. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the Closing Date.

      11.7. The form and substance of all certificates, instruments, opinions, and other documents delivered to Seller under this Agreement will be satisfactory in all reasonable respects to Seller and its counsel.

      11.8. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Buyer and delivered to Seller.

      11.9. At the Closing, Buyer must deliver to Seller the following instruments and documents

            11.9.1. The balance of he Purchase Price.

            11.9.2. A certificate or certificates representing the Parent's
                  Shares, issued in the name of Seller in accordance with
                  Section 3.1.3 of this Agreement.

            11.9.3. The opinion of counsel as provided herein.

      11.10. All Schedules shall be updated to the satisfaction of Seller to reflect any changes therein.

      11.11. The execution by the parties of a billing contract wherein Buyer will provide billing services for the radiation and medical oncology practices at the cancer centers owned, operated or managed by Seller in Midwest City, Ponca City , Edmond and Chickasha Oklahoma.

12. Closing. The transfer by and between Buyer, Seller and Seller to (the "Closing") will take place at the offices of Buyer, 4130 Cahuenga Blvd. #215, Toluca Lake, CA 91602, at 10:00 a.m. local time, on or before February 27, 2004 (the "Closing Date")." The Closing Date may only be changed by a written agreement signed by both Buyer and Seller.

13.   Indemnification

      13.1. Seller will indemnify, defend, and hold harmless Buyer against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees, that Buyer may
            incur or suffer, which arise, result from, or relate to any breach of, or failure by Seller to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement. Seller's liability under this Section will not, however, exceed the aggregate amount of $1,000,000.00. In computing the amount to be paid by Seller under his indemnity obligations, there will be deducted an amount equal to any tax benefits actually received by Buyer, taking into account the income tax treatment of the receipt of these payments.

      13.2. Buyer will promptly notify Seller of the existence of any claim, demand, or other matter to which Seller's indemnification obligations would apply and will give him a reasonable opportunity to defend the same at his own expense and with counsel of his own selection; provided that Buyer will at all times also have the right to participate fully in the defense at its own expense. If Seller, within a reasonable time after this notice, fails to defend, Buyer will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Seller. If the claim is one that cannot by its nature be defended solely by Seller (including any federal or state tax proceeding), Buyer will make available all information and assistance that Seller may reasonably request.

      13.3. Seller agrees not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller, including personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data. Seller acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence and as a fiduciary of Seller.

      13.4. Agreement by Buyer to assume Seller's obligations under the Client Contracts.

      13.5. Agreement by Buyer to assume the accounts payable set forth on
            Schedule 13.5.

      13.6. Buyer will indemnify and hold harmless Seller against, and in respect of, claims, losses, expenses, costs, obligations, and liabilities it may incur by reason of Buyer's breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of any of the Seller under any of the Assets to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Buyer expressly assumes these obligations, duties, and liabilities under this Agreement.

14.               MISCELLANEOUS.

      14.1. The parties covenant and agree that the terms of this Agreement are sensitive and shall remain confidential and both Seller and Buyer expressly agrees not to divulge the terms of the Agreement herein or any information relating to compensation or any other matters concerning the terms of Buyers acquisition and payments to the Seller to any other person or party without the prior written consent of the other party; provided however, a party may reveal this Agreement and the nature of the transactions contemplated thereby to Persons from whom consents are necessary to consummate the transactions contemplated by this Agreement, including without limitation Seller's clients, its bankers or other entities holding any lien or security interest on any of the Assets, without the express written consent of Buyer. Prior to the Closing, neither Seller nor Buyer shall, without the prior written approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement,

      14.2. Each party will pay all its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement.

      14.3. The subject headings of the Sections and subsections of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

      14.4. Unless the context clearly requires otherwise; Plural and singular numbers will each be considered to include the other; The masculine, feminine, and neuter genders will each be considered to include the others; "Shall," "will," "must," "agree," and "covenants" are each mandatory; "May" is permissive; "Or" is not exclusive; and "Includes" and "including" are not limiting.

      14.5. This agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

      14.6. This Agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. No provision gives any third persons any right of subrogation or action against any party to this Agreement. A facsimile signature shall be binding on a party hereto the same as an original signature.

      14.7. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

      14.8. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, will be settled by binding arbitration in Los Angeles, California, under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators will be persons experienced in negotiating, making, and consummating acquisition agreements.

      14.9. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, both parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Despite any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it is consummated at the Closing, each of the parties waives any rights that it may have to rescind this Agreement or the transaction consummated by it; provided, however, that this waiver will not affect any other rights or remedies available to the parties under this Agreement or under the law.

      14.10. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      14.11. All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows: (i) To Seller at: The Schuster Group, 3555 N.W. 58th Street, Suite 1000, Oklahoma City, OK 73112, and (ii) To Buyer at: PracticeXpert, Inc., 4130 Cahuenga Blvd. #215, Toluca Lake, CA 91602. A party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

      14.12. This agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

      14.13. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

      14.14. Either the Buyer or Seller hereto, may on the Closing Date may terminate this Agreement without any liability to the other:

            14.14.1. If any bona fide action or proceeding is pending against any party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the performance of this Agreement or if any agency of the federal or of any state government has objected at or before the Closing Date to this acquisition or to any other action required by or in connection with this Agreement;

            14.14.2. If the legality and sufficiency of all steps taken and to be taken by the parties and their Sellers in carrying out this Agreement has not been approved by counsel as required by this Agreement.

            14.14.3. If either Buyer or Seller materially default in the due and timely performance of any of their warranties or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided herein. The notice will specify with particularity the default or defaults on which the notice is based. The termination will be effective five days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

            14.14.4. If this Agreement is terminated for any reason, it shall become null and void and of no further force and effect; provided however Seller shall be able to retain the Down Payment as set forth in Section 3.1.1; provided however, and notwithstanding the foregoing, in the event that this Agreement is terminated due to Seller's failure to secure consents required in Section 3.1.1 hereof, the Down Payment shall be fully refunded to Buyer as of the effective date of termination.

      14.15. The representations, warranties and covenants of Seller and Buyer contained in the Agreement Documents shall survive the consummation of the transactions contemplated hereby. Any claims or causes of action for breach or default, or for indemnification, under this Agreement or any of the Agreement Documents, must be commenced by either party hereto no later one year after such Party discovers or reasonably should have discovered the existence of any such claim or cause of action. For any action between the parties not otherwise subsumed in the foregoing, such action may be commenced no later than within the time permitted by the statute of limitations provided by applicable Law. Notwithstanding anything to the contrary in this Agreement, any act, omission, or misrepresentation which does not materially result in any measurable damage or liability to either party shall not be deemed or considered a breach or default of this Agreement by either party.

      14.16. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

      14.17. Each party represents and warrants to the other party that no broker has been retained or otherwise employed to represent it in this transaction which would entitle it to a commission.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

"BUYER"                                            "PARENT"

PRACTICEXPERT SERVICES, INC.                    PRACTICEXPERT, INC.


By:    /S/ JONATHAN DOCTOR                       By:    /S/ JONATHAN DOCTOR
   -------------------------------                  ---------------------------
      Jonathan Doctor, President                     Jonathan Doctor, President

"SELLER"

CANCER CARE NETWORK, INC.


By:    /S/ MICHAEL R. SCHUSTER
   -------------------------------
     Michael R. Schuster, CEO

LIST OF EXHIBITS

    Exhibit A Assets
    Exhibit B Employment Contract
    Exhibit C Financial Statements

LIST OF SCHEDULES:

Schedule 3.1.5.1 (Phone System)
Schedule 3.1.5.3 (Licenses)
Schedule 5.2.(Approvals Required For Transfer)
Schedule 5.6 (Assumed Liabilities)
Schedule 5.8 (Locations of Assets)
Schedule 5.13 (Liens/Leases re: Assets)
Schedule 5.15 (leases/requirement Contracts)
Schedule 5.18 (Assignments/ defaults caused by Transaction)
Schedule 6.9  (Buyer Required Consents)
Schedule 8.1 (Covered Employees and information relating thereto)
Schedule 8.6 (Buyer Assumed Liabilities)
Schedule 13.5 (Buyer Assumed Liabilities)

             AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

      This Amendment to Agreement For Purchase And Sale Of Assets ("Amendment") is entered into as of the 27th day of February, 2004 by and between the undersigned parties, who are designated as Seller and Buyer below.

      WHEREAS, Seller and Buyer entered into an Agreement For Purchase And Sale Of Assets ("Agreement") on the 2nd day of February, 2004; and

      WHEREAS, Buyer was unable to pay the required Down Payment at execution of the Agreement; and

      WHEREAS, Seller and Buyer desire to amend said Agreement as set forth herein.

      WHEREUPON, the parties hereto agree as follows:

      1.    If Buyer does not deliver to Seller the Down Payment due under
            Section 3.1 of said Agreement on or before the 10th day of March, 2004, Seller, in its sole and absolute discretion, may terminate said Agreement.

      2. If Buyer does not also submit to Seller on or before the 10th day of March, 2004, such documentation, in form and substance satisfactory to Seller, that demonstrates that Buyer has the financing in place to close the transaction contemplated by said Agreement on or before March 31, 2004, Seller, in its sole and absolute discretion, may terminate said Agreement.

      3. If Seller exercises its rights under either Paragraphs 1 or 2 above, said Agreement shall be null and void and of no further force and effect; provided however, any nondisclosure agreements executed between the parties shall survive the termination of said Agreement.

      4. The last sentence of Section 2 of said Agreement shall be deleted and replaced with the following: "The Closing shall occur on or before March 31, 2004 ("Closing Date")."

      5. Except as amended herein, said Agreement remains in full force and effect.

"Seller"

CANCER CARE NETWORK, INC.

By:    /S/ MICHAEL R. SCHUSTER
   ---------------------------------
     Michael R. Schuster, CEO

"Buyer"

PRACTICEXPERT SERVICES, INC.               PRACTICEXPERT, INC.


By:        /S/ JONATHAN DOCTOR              By:       /S/ JONATHAN DOCTOR
   ---------------------------------           ---------------------------------
      Jonathan Doctor, President                 Jonathan Doctor, President

          SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

      This Second Amendment to Agreement For Purchase And Sale Of Assets ("Second Amendment") is entered into as of the 25th day of March, 2004 by and between the undersigned parties, who are designated as Seller and Buyer below.

      WHEREAS, Seller and Buyer entered into an Agreement For Purchase And Sale Of Assets ("Agreement") on the 2nd day of February, 2004; and

      WHEREAS, Seller and Buyer entered into an Amendment to said Agreement as of February 24, 2004 ("Amendment"); and

      WHEREAS, Buyer has now paid the Down Payment due pursuant to said Agreement; and

      WHEREAS, Buyer has not provided documentation required by Section 2 of said Amendment and has not secured the financing needed to close the transaction pursuant to the terms of said Agreement ("Transaction"); and

      WHEREAS, Seller and Buyer desire to amend said Agreement as set forth herein.

      WHEREUPON, the parties hereto agree as follows:

      1. Notwithstanding anything to the contrary in the Agreement, the parties agree that said Down Payment is nonrefundable unless Seller wrongfully fails to close said Transaction.

      2. If Buyer does not submit to Seller on or before the 5th day of April, 2004, such documentation, in form and substance satisfactory to Seller, that demonstrates that Buyer has in escrow the four million nine hundred thousand dollars ($4,900,000) needed to close said Transaction pursuant to the terms of said Agreement, Seller, in its sole and absolute discretion, may terminate said Agreement.

      3. If Seller exercises its rights under Paragraph 2 above, said Agreement shall be null and void and of no further force and effect; provided however, (i) said Down Payment shall be retained by Seller, and (ii) any nondisclosure agreements executed between the parties shall survive the termination of said Agreement.

      4. The last sentence of Section 2 of said Agreement shall be deleted and replaced with the following: "The Closing shall occur immediately following Buyer's filing of its Annual Report (10K); provided however, such Closing shall not be later than April 17, 2004 ("Closing Date")."

      5. Except as amended herein, said Agreement remains in full force and effect.

"Seller"

CANCER CARE NETWORK, INC.

By:        /S/ MICHAEL R. SCHUSTER
   -----------------------------------
     Michael R. Schuster, CEO

"Buyer"

PRACTICEXPERT SERVICES, INC.                PRACTICEXPERT, INC.

By:        /S/ JONATHAN DOCTOR               By:       /S/ JONATHAN DOCTOR
   -----------------------------------          --------------------------------
      Jonathan Doctor, President                  Jonathan Doctor, President

      THIRD AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

           This Third Amendment to Agreement For Purchase And Sale Of Assets ("Third Amendment") is entered into as of the 5th day of April, 2004 by and between the undersigned parties, who are designated as Seller and Buyer below.

      WHEREAS, Seller and Buyer entered into an Agreement For Purchase And Sale Of Assets ("Agreement") on the 2nd day of February, 2004; and

      WHEREAS, Seller and Buyer entered into an Amendment to said Agreement as of February 24, 2004 ("First Amendment"); and

      WHEREAS, Seller and Buyer entered into a Second Amendment to said Agreement as of March 25, 2004 ("Second Amendment");

      WHEREAS, Buyer has now paid the Down Payment due pursuant to said Agreement; and

      WHEREAS, Buyer has now provided documentation required by Section 2 of said First Amendment; but Buyer desires to change the manner in which the Purchase Price is paid to Seller pursuant to the terms of said Agreement ("Transaction"); and

      WHEREAS, Seller and Buyer desire to amend said Agreement as set forth herein.

      WHEREUPON, the parties hereto agree as follows:

      1. Notwithstanding anything to the contrary in the Agreement or in any Amendment thereto, the parties agree that said Down Payment is now nonrefundable regardless of whether or not the Transaction closes or the Fourth Amendment as hereinafter referenced is agreed upon by the parties.

      2. The parties agree that they will negotiate in good faith to enter into a Fourth Amendment to said Agreement prior to the Closing Date, which Fourth Amendment will address the following issues:

            a. Buyer, in addition to the Down Payment, would deliver to Seller $4,000,000 cash at the Closing of the Transaction.

            b. Buyer would execute and deliver a nine hundred thousand dollar ($900,000) promissory note payable to Seller at Closing. Such promissory note would have a payment term of ten (10) months and would bear interest at the rate of 6.5% per annum. Additionally such promissory note would be secured (i) by a first security interest in the assets acquired by Buyer pursuant to the Agreement, (ii) by a pledge of the stock of the company used by Buyer to acquire the assets pursuant to said Agreement and (iii) by a corporate guaranty of payment and performance from PracticExpert, Inc. Such promissory note and any and all of the documents setting forth or otherwise creating the security for such promissory note shall contain such terms, covenants and conditions as reasonably required by Seller.

            c. The billing contract to be delivered and executed as referenced in Section 11.11 of said Agreement will be structured to provide Seller with three hundred thousand dollars in gross income per year for the first two years of said billing contract. Such billing contract shall contain appropriate adjustments for material changes in the activities generating such gross income. Such billing contract shall contain such terms, covenants and conditions as reasonably required by Seller.

            d. Buyer and Seller will amend the Agreement to reflect that the common stock to be delivered to Seller pursuant to Section
                  3.1.3 of the Agreement will be priced at the average closing price for a period of time to be agreed by the parties of not less than the five trading days prior to Closing of the Transaction and not more than thirty (30) trading days preceding such Closing or on such other formula as agreed to by the parties. Additionally the Agreement will be amended to provide for a look back at the end of the twelfth month following the Closing Date of the Transaction ("Look Back Date") to determine if the average stock price of said common stock for the thirty (30) trading days period prior to Look Back Date is less than the price at which the common stock delivered at Closing was valued. If such Look Back Date average price is less that such Closing Date valuation price, after adjusting for all stock splits during the period, if any, Seller will be issued such additional common stock to reflect the drop in the price of such stock ("Look Back Provision"). For example, if the Closing Date valuation price of the stock is $.50 per share and the Look Back Date average price is $.40 cents per share, then an additional two hundred and fifty thousand shares would then be issued to Seller as of the Look Back Date. The Look Back Provision agreement shall contain such additional terms, covenants and conditions as reasonably required by Seller.

            e. In the first sentence of Section 6 of the Agreement, the word "Buyer" will be changed to "Seller".

            f. At the end of Section 7.10(ii) the words "or an affiliated company".

3. If the parties are unable to reach agreement on said Fourth Amendment by the Closing Date, either party may terminate said Agreement. If a party exercises its rights under this Section, said Agreement shall be null and void and of no further force and effect; provided however, (i) said Down Payment shall be retained by Seller, and (ii) any nondisclosure agreements executed between the parties shall survive the termination of said Agreement.

4. The last sentence of Section 2 of said Agreement shall be deleted and replaced with the following: "The Closing shall occur immediately following Buyer's filing of its Annual Report (10K); provided however, such Closing shall not be later than April 17, 2004 ("Closing Date")."

5. This Third Amendment supercedes the prior two amendments and, except as amended herein, said Agreement remains in full force and effect.

"Seller"

CANCER CARE NETWORK, INC.


By:        /S/ MICHAEL R. SCHUSTER
   -------------------------------------
     Michael R. Schuster, CEO


"Buyer"

PRACTICEXPERT SERVICES, INC.              PRACTICEXPERT, INC.

By:        /S/ JONATHAN DOCTOR             By:   /S/ JONATHAN DOCTOR
   ----------------------------------         ----------------------------------
      Jonathan Doctor, President                     Jonathan Doctor, President

   SUPPLEMENT TO THIRD AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

      This Supplement to the Third Amendment to Agreement For Purchase And Sale Of Assets ("Supplemental Amendment") is entered into as of the 16th day of April, 2004 by and between the undersigned parties, who are designated as Seller and Buyer below.

      WHEREAS, Seller and Buyer entered into an Agreement For Purchase And Sale Of Assets ("Agreement") on the 2nd day of February, 2004; and

      WHEREAS, Seller and Buyer entered into an Amendment to said Agreement as of February 24, 2004 ("First Amendment"); and

      WHEREAS, Seller and Buyer entered into a Second Amendment to said Agreement as of March 25, 2004 ("Second Amendment");

      WHEREAS, Seller and Buyer entered into a Third Amendment to said Agreement as of April 5, 2004 ("Third Amendment"); and

      WHEREAS, Seller and Buyer desire to supplement said Third Amendment as set forth herein.

      WHEREUPON, the parties hereto agree as follows:

1. The last sentence of Section 2 of said Agreement shall be deleted and replaced with the following: "The Closing shall occur on or before April 28, 2004 ("Closing Date")."

"Seller"

CANCER CARE NETWORK, INC.


By:     /S/ MICHAEL R. SCHUSTER
   -----------------------------
     Michael R. Schuster, CEO

"Buyer"

PRACTICEXPERT SERVICES, INC.                PRACTICEXPERT, INC.

By:     /S/ JONATHAN DOCTOR                  By:       /S/ JONATHAN DOCTOR
   ----------------------------                    ----------------------------
     Jonathan Doctor, President                      Jonathan Doctor, President

          FOURTH AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

      This Fourth Amendment to Agreement For Purchase And Sale Of Assets ("Fourth Amendment") is entered into as of the 28th day of April, 2004 by and among the undersigned parties, who are designated as Seller and Buyer below.

      WHEREAS, Seller and Buyer entered into an Agreement For Purchase And Sale Of Assets ("Agreement") on the 2nd day of February, 2004; and

      WHEREAS, Seller and Buyer entered into an Amendment to said Agreement as of February 24, 2004 ("First Amendment"); and

      WHEREAS, Seller and Buyer entered into a Second Amendment to said Agreement as of March 25, 2004 ("Second Amendment"); and

      WHEREAS, Seller and Buyer entered into a Third Amendment to said Agreement as of April 5, 2004 ("Third Amendment"); and

      WHEREAS, Seller and Buyer entered into a Supplement to the Third Amendment dated the 16th day of April, 2004; and

      WHEREAS, for the reasons set forth in the Third Amendment, the parties have agreed to enter into this Fourth Amendment

      WHEREUPON, the parties hereto agree as follows:

      1. The introductory paragraph of the Agreement shall be amended to read as follows:

                  "This Agreement For Purchase And Sale Of Assets ("Agreement") is made as of February 2, 2004, at Toluca Lake, California, by and among PRACTICEXPERT INC., a Nevada corporation ("Parent"), its wholly owned subsidiary, PRACTICE XPERT SERVICES CORP., ("Services"), a California corporation, both having their principal office at 4130 Cahuenga Blvd. #215, Toluca Lake, CA 91602 and its wholly owned subsidiary, PracticeXpert of Oklahoma, Inc., an Oklahoma corporation, with it principal place of business at 3555 N.W. 58th Street, Suite 800, Oklahoma City, OK 73112 on the one hand (collectively "Buyer"), and Cancer Care Network, Inc., an Oklahoma corporation ("Seller")."

      2.    Section 3 of the Agreement shall be amended to read as follows:

            "3.   PURCHASE PRICE

                  3.1 The Purchase Price ("Purchase Price") will be five million five hundred thousand dollars ($5,500,000.00) and will be paid as follows:

                        3.1.1 ONE HUNDRED THOUSAND DOLLARS AND NO/100

                        (US$100,000.00) ("Down Payment") in immediately available funds will be paid by Buyer to Seller upon execution of this Agreement to ensure the good faith performance of Buyer. Such Down Payment is nonrefundable.

                        3.1.2 In addition to the Down Payment, Four million
                              dollars ($4,000,000.00) shall be paid to Seller in immediately available funds at Closing.

                        3.1.3 In addition to the sum due at Closing pursuant to
                              Section 3.1.2, a Promissory Note in the amount of nine hundred thousand dollars ($900,000) in the form attached hereto as Exhibit D shall be fully executed by Buyer and delivered to Seller at Closing. In addition to such Promissory Note, Buyer shall delivered fully executed copies of the Stock Pledge Agreement attached hereto as Exhibit E, the original stock certificates identified in said Exhibit E, the Security Agreement attached hereto as Exhibit F, the Stock Assignment and Power of Attorney attached hereto as Exhibit H and such other documents reasonably requested by Seller in relation to such documents (collectively the documents identified in this Section 3.1.3 are referred to as the "Loan Documents).

                        3.1.4 The balance of the Purchase Price, to wit five
                              hundred thousand dollars ($500,000.00), shall be paid by delivering to Seller at Closing shares of Parent's Stock as set forth in Section 3 of this Fourth Amendment. Such Parent Stock shall be subject to all of the terms, covenants, and restrictions set forth in said Section 3 of this Fourth Amendment.

                        3.1.5 Subject to the provisions of Section 4.5 and any
                              other sections of this Agreement allowing a party to terminate this Agreement, in the event that Seller (i) fails to obtain any consents required by the terms of any Client Contracts to make a valid assignment of any of such Client Contracts the parties agree to adjust the purchase price (as hereinafter set forth) by a percentage determined by dividing the net revenue earned by Seller for services performed in 2003 on such Client Contract(s) for which a consent for an assignment was not obtained or for assignments not otherwise made divided by the total net revenue received by Seller from all Client Contracts for services performed in 2003. Any such adjustment, at the option of the Seller, may be made by reducing the number of Parent's Stock to be delivered at Closing.

                  3.1.6 Notwithstanding the foregoing, Buyer shall be given
                        allowance(s) at Closing in the following amounts:

                        3.1.6.1 An amount, not to exceed the amount shown on
                              Schedule 3.1.5.1, necessary to install purchase a new Toshiba phone system by American Telecom with services substantially the same as currently used by Seller at its offices in Oklahoma City to allow Buyer to purchase and install a phone system in the space to be subleased from Seller by Buyer; and

                        3.1.6.2 The amount of $36,247.50 for the assignment or
                              transfer of Seller's current license and server license(s) with IBM and Mysis as shown on Schedule
                              3.1.5.3. 3.1.7 Prepaid items identified in Schedule

                        3.1.7 will be prorated at Closing based on a 365 day
                              year."

      3. The Stock referenced in Section 3.1.4 of the Agreement (as set forth above in this Fourth Amendment) shall be subject to the following terms, covenants, conditions and restrictions:

            3.1. ISSUANCE OF PARENT STOCK TO SELLER. The balance of the Purchase Price, to-wit five hundred thousand dollars ($500,000) shall be paid by delivering to Seller at Closing shares of Parent's common stock, $.001 par value ("Parent Stock"). The number of shares of Parent Common Stock to be issued to Seller (the "Initial Stock") shall be determined by dividing 500,000 by the average bid price for Parent Stock for the twenty (20) trading days prior to April 20, 2004 and rounded up to the nearest 100 shares.

            3.2.  ADJUSTMENTS TO SHARES OF PARENT STOCK ISSUED TO SELLER.

                  3.2.1. If, at the end of the twelve-month period following the
                        Closing Date (the "Anniversary Date"), the product of
                        (i) the higher of (a) the bid price per share of Parent Stock for the twenty (20) trading days prior to the fifth trading day preceding the Anniversary Date or (b) the equivalent of thirty cents ($.30) per share prior to any adjustments for changes in the number of issued and outstanding shares of Parent Stock as the result of a reclassification, subdivision, recapitalization, combination, exchange or stock split (including reverse stock split), (the "First Anniversary Bid Price") and
                        (ii) the number of Initial Shares is less than $500,000 (such product being the "First Anniversary Value"), then the Parent shall issue additional shares of Parent Stock (the "First Anniversary Additional Stock") as provided in this subsection 3.2.1. The number of shares of First Anniversary Additional Stock to be issued shall be equal to the quotient of (x) the difference between $500,000 and the First Anniversary Value, divided by (y) the First Anniversary Bid Price. If there is a change in the number of issued and outstanding shares of Parent Stock as the result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction, the price set forth in (b) above, the number of Initial Shares and the number of shares of First Anniversary Additional Stock shall be equitably adjusted to give effect to such event. In the event of any merger, acquisition, sale of substantially all of the assets or liquidation of the Parent, the effective date of such event shall be deemed to be the First Anniversary Date for the purposes of this subsection 3.2.1.

                  3.2.2. If, at the end of the twenty-four month period
                        following the Closing Date (the "Second Anniversary Date"), the product of (i) the higher of (a) the bid price per share of Parent Stock for the twenty (20) trading days prior to the fifth trading day preceding the Second Anniversary Date or (b) the equivalent of thirty cents ($.30) per share prior to any adjustments for changes in the number of issued and outstanding shares of Parent Stock as the result of a reclassification, subdivision, recapitalization, combination, exchange or stock split (including reverse stock split) (the "Second Anniversary Bid Price") and
                        (ii) the number of Initial Shares (plus the number of shares of First Anniversary Stock) is less than $500,000 (such product being the "Second Anniversary Value"), then the Parent shall issue additional shares of Parent Stock (the "Second Anniversary Additional Stock") as provided in this subsection 3.2.2. The number of shares of Second Anniversary Additional Stock to be issued shall be equal to the quotient of (x) the difference between $500,000 and the Second Anniversary Value, divided by (y) the Second Anniversary Bid Price. If there is a change in the number of issued and outstanding shares of Parent Stock as the result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction, the price set forth in (b) above, the number of Initial Shares (plus the number of shares of First Anniversary Stock) and the number of shares of Second Anniversary Additional Stock shall be equitably adjusted to give effect to such event. In the event of any merger, acquisition, sale of substantially all of the assets or liquidation of the Parent, after the First Anniversary Date, but prior to the Second Anniversary Date, the effective date of such event shall be deemed to be the Second Anniversary Date for the purposes of this subsection 3.2.2.

            3.3. SELLER REPRESENTATIONS. Seller represents and warrants to the Parent that:

                  3.3.1. it is an "accredited investor" within the meaning of
                        Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Shares;

                  3.3.2. it has sufficient knowledge and experience in investing in companies similar to the Parent in terms of the Parent's stage of development so as to be able to evaluate the risks and merits purchasing Parent Stock and it is able financially to bear the risks thereof;

                  3.3.3. it has had an opportunity to discuss the Parent's
                        business, management and financial affairs with the Parent's management;

                  3.3.4. the Shares being issued to it is being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and

                  3.3.5. it understands that (i) the Shares have not been
                        registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect and (iv) the Parent will make a notation on its transfer books to such effect.

            3.4. REQUEST FOR PIGGYBACK REGISTRATION. If at any time Parent proposes to file a registration statement, other than pursuant to a registration statement on Form S-4 or Form S-8 or similar or successor forms, Parent shall promptly give written notice of such proposed registration and the proposed method of sale to Seller, which shall offer Seller the right to request inclusion of the Initial Stock and the Additional Stock (if any) (collectively, the "Shares") in the proposed registration under the Securities Act of 1933, as amended (the "1933 Act") for public sale in accordance with the method of disposition specified in such notice. Seller shall have 10 days, or such longer period as shall be set forth in the notice, from the receipt of such notice to deliver to Parent a written request specifying the number of Shares Seller intends to sell and Seller's intended plan of disposition; provided, however, Parent shall not be obligated to register, in the aggregate, more than 50% of the Shares issued to Seller pursuant to Sections 3.1 and 3.2 hereof. Upon receipt of a written request pursuant to this Section, Parent shall use its best efforts to effect the registration of the Shares to the extent required to permit sale or disposition as set forth in the written request.


                  3.4.1. REGISTRATION PROCEDURES. If and whenever the Parent is required by the provisions of this Section 3.4 to use its best efforts to effect the registration of any Shares under the Securities Act, the Parent will, as expeditiously as possible:

                        3.4.1.1. prepare and file with the Securities and
                              Exchange Commission (the "Commission") a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the Seller is eligible to resell all of the Shares in accordance with Section
                              3.4.1.2 hereof;

                  3.4.1.2. prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for nine (9) months and comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement in accordance with Seller's intended method of disposition set forth in such registration statement for such period;

                  3.4.1.3. furnish to Seller such number of copies of the
                        registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Shares covered by such registration statement;

                  3.4.1.4. use its best efforts to register or qualify the
                        Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as Seller reasonably shall request; provided however, that Parent shall not be required to consent to general service of process, qualify to do business as a foreign corporation where it would not be otherwise required to qualify, or submit to liability for state or local taxes where it is not liable for such taxes;

                  3.4.1.5. use its best efforts to list the Shares covered by such registration statement with any securities exchange on which the Parent Stock is then listed;

                  3.4.1.6. immediately notify Seller at any time when a
                        prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 3.4.1.2 hereof, of the happening of any event of which the Parent has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                  3.4.1.7. make available for inspection by Seller, and any
                        attorney, accountant or other agent retained by Seller, all financial and other records, pertinent corporate documents and properties of the Parent, and cause the Parent's officers, directors and employees to supply all information reasonably requested by Seller, and any attorney, accountant or other agent retained by Seller in connection with such registration statement; and

                  3.4.1.8. in connection with each registration hereunder,
                        Seller will furnish to the Parent in writing such information with respect to it and the proposed distribution by it as Parent may reasonably request. The obligations of Seller set forth in this subsection 3.4.1.8 shall be a condition precedent to Parent's obligations to register the Shares as provided for herein.

            3.4.2. EXPENSES. All expenses incurred by the Parent in complying with Section 3.4, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Parent, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., and fees of transfer agents and registrars, but excluding any Selling Expenses, are called "Registration Expenses." All underwriting discounts and selling commissions covered by registrations effected pursuant to this Section 3.4 hereof are called "Selling Expenses".

            3.4.2.1. The Parent will pay all Registration Expenses in connection with each registration statement under Section 3.4. All Selling Expenses in connection with each registration statement under Section 3.4 shall be borne by Seller in proportion to the number of Shares sold by it to the number of shares of Parent Stock sold by participating sellers other than the Parent (except to the extent the Parent shall be a seller in such offering) as they may agree.

            3.4.3. INDEMNIFICATION AND CONTRIBUTION. (A) In the event of a registration of any of the Shares under the Securities Act pursuant to Section 3.4, the Parent will indemnify and hold harmless Seller, and each other person, if any, who controls Seller or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which Seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Shares was registered under the Securities Act pursuant to Section 3.4, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Seller and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided however, that the indemnity contained in this subsection 3.4.3 shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if settlement is effected without the consent of Parent (which consent shall not unreasonably be withheld); and provided, however, that the Parent will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Seller, any such underwriter or any such controlling person in writing specifically for use in the offering of securities of Parent.

            3.4.3.1. In the event of a registration of any of the Shares under the Securities Act pursuant to Section 3.4, Seller will indemnify and hold harmless the Parent, each person, if any, who controls the Parent within the meaning of the Securities Act, each officer of the Parent who signs the registration statement , each director of the Parent and underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Parent or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Shares was registered under the Securities Act pursuant to
                  Section 3.4, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Parent and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to Seller, as a seller, furnished in writing to the Parent by Seller specifically for use in the offering of securities of Parent, and provided, further, however, that the liability of Seller hereunder shall not in any event to exceed the proceeds received by Seller from the sale of Shares covered by such registration statement.

            3.4.3.2. Promptly after receipt by the indemnified party of notice of the commencement of any action which may give rise to a claim for indemnification hereunder, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof and generally summarize such action, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section
                  3.4 and shall only relieve it from any
                  liability which it may have to such indemnified party under this Section 3.4 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnifying party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.4 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel (reasonably satisfactory to the indemnifying party) and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel to be reimbursed by the indemnifying party as incurred.

            3.4.3.3. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) Seller, or any controlling person thereof, makes a claim for indemnification pursuant to this Section 3.4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of Seller or any such controlling person in circumstances for which indemnification is provided under this Section 3.4; then, and in each such case, the Parent and Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party and the parties' relative intent, knowledge, access to information supplied by such indemnifying party or indemnified party and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) Seller will not be required to contribute any amount in excess of the public offering price of all such Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

      3.5. The obligations of Buyer and each of them under this Section shall survive the Closing of the Agreement.

4. In the third line of Section 4.4 of the Agreement, the words "Exhibit 2" shall be changed to "Exhibit I".

5.    Section 4.6 of the Agreement shall be deleted.

6.    Section 4.8 of the Agreement shall be deleted.

7.    The parties agree as follows:

      7.1.  Seller shall continue to employ only the employees listed on
            Schedule 8.1 ("Covered Employees") and leave eligible for the benefit plans of Seller (as may be amended from time to time by Seller) through not later than the 30th day of June, 2004 ("Covered Employee Termination Date"). Buyer understands that Seller self-insures it employee health plan. From the date of Closing through such Covered Employee Termination Date ("Employee Leasing Term"), all such Covered Employees shall be deemed employees leased to PracticeXpert of Oklahoma, Inc. (`PracticeXpert-OK"). Effective as of the earlier of (i) Covered Employee Termination Date, (ii) Buyer Breach Date (as identified below) or (iii) such earlier date as agreed by Seller and PracticeXpert-OK, Seller shall terminate all of said Covered Employees. Seller shall not have any obligation to employees hired by Buyer or any of them after Closing. During the Employee Leasing Term, Buyer assumes full and complete responsibility for compliance with all applicable federal, state or local laws rules or regulations covering or applying to said Covered Employees and shall hold Seller harmless therefrom.

      7.2. During such Employee Leasing Term, PracticeXpert-OK shall submit to Seller its payroll data in a form, at a time and by the exact method specified by Seller or it payroll processing company. Because the accuracy of the payroll is limited by the data submitted by PracticeXpert-OK, Seller is not responsible for errors, wage and hour violation, employment discrimination or other employment policies that may violate applicable local, state or federal law or rules and regulations enacted in relation thereto, or other employment policies that may violate the law. It is the sole responsibility of PracticeXpert-OK to review the processed payroll information and to promptly identify any errors. If the data submitted by PracticeXpert-OK is incorrect, incomplete or not in proper form, then PracticeXpert-OK agrees to pay Seller for any costs, time or expenses incurred by Seller to correct the same.

      7.3. During such Leasing Term, Buyer shall electronically transfer to Sellers designated bank account at least seventy-two hours prior to the applicable payroll date for the Covered Employees such sums in immediately available funds as are necessary to adequately fund PracticeXpert-OK's for the Covered Employees, including taxes (including without limiting the generality of the foregoing, employer and Covered Employee FICA, FUTA, SUTA), escrows, benefit plans, withholding, adjustments, or other associated fees and charges. Should any transfer or other tender of funds to Seller be returned for any reason whatsoever or be inadequate to fund all of the above ("Buyer Breach Date"), Seller may immediately terminate its obligations under this Section of this Fourth Amendment without notice to Buyer and without any cure rights of Buyer.

      7.4. In addition to the sums due Seller under Section 7.3 above, Seller, to the extent not paid pursuant to said Section 7.3 above, shall also be reimbursed by for the actual amount of wages, salaries, overtime, taxes (including without limiting the generality of the foregoing, employer and Covered Employee FICA, FUTA, SUTA), insurance (including without limitation the cost of workers compensation and fidelity bonds or other insurance) and benefits (including without limitation any insurance premiums paid on behalf of any Covered Employee, health or other benefits paid on behalf of any Covered Employee, and any employer paid pension, 401k or other similar plans and any third party costs for managing such plans) and any other costs incurred by Seller and paid by Seller to, for or on behalf of the Covered Employees provided by Seller pursuant to this Agreement. Seller shall also be paid an administration fee of two hundred and fifty dollars ($250) per each payroll period during the Employee Leasing Term. Without limiting the rights of Seller under said Section 7.3, if the amount due under this Section is not paid within five (5) days after receipt of written notice from Seller, Seller may immediately terminate its obligations under Section 7 of this Fourth Amendment without further notice to Buyer and without any cure rights of Buyer.

      7.5. Any sum due pursuant to this Section 7 shall draw interest at 6.5% from the due date until paid in full.

      7.6. Buyer and each of them agree to protect, indemnify, defend and hold Seller harmless against all loss, cost, damages, judgments, administrative actions, attorney fees, court costs or expense which Seller may incur or sustain in connection with or in consequence (i) as a result of any failure of the Buyer to pay sums due pursuant to
            Section 7 of this Fourth Amendment, (ii) as a result of any other breach by Buyer of its obligations under Section 7 of this Fourth Amendment, as a result of a claim of occupational injury relation to Covered Employees arising in any manner out of or in any way connected with or a result of performance of this Agreement, or breach thereof, or (iii) as a result of any other intentional or negligent act or omission on the part of Buyer or any of them or their respective employees, agents and representatives (including without limiting the generality of the foregoing, the Covered Employees), no matter by whom or on whose behalf such claim, demand, suit, claim or action, as the case may be, may be asserted or brought.

      7.7. The obligations of Buyer and each of them under this Section 7 shall survive the Closing of the Agreement.

8. Notwithstanding anything to the contrary (i) in the Agreement or in any Amendment thereto or (ii) in any written or oral disclosures made or delivered by or on behalf of Seller to Buyer or any of them or their representatives at any time prior to the Closing of this Agreement, Buyer and each of them agree and acknowledge that the only financial statements or related financial documents of any kind or nature upon which they have relied or are relying on in regards to the execution or Closing of the Agreement or of the transactions contemplated by said Agreement are the financial statements and related financial documents attached as Exhibit C attached hereto. Buyer and each of them waive any claim or cause of action of any kind or nature against Seller or its shareholder or their respective agents, employees, attorneys, contractors or representatives arising out of or relating to any financial statements or related financial documents or information other than those set forth on Exhibit C to the Agreement, which may have been delivered or disclosed to Buyer or any of them or their representatives at any time prior to the Closing of this Agreement and agree to indemnify, defend and hold Seller, its shareholder and their respective officers, employees, attorneys, contractors and representatives harmless from any claim made by Buyer or any of them or by any third person(s) relating to any such other financial statements or related financial documents.

9.    Section 5.5.2 is deleted.

10. Section 10.2.1 is amended to read as follows: "A certificate from Seller dated as of Closing that between the execution of this Agreement and Closing that Seller has not sustained any insured or uninsured loss or damage that would have a Materially Adverse Effect on the Assets."

11. The first sentence of Section 6 of the Agreement shall be amended to read as follows: "Buyer and each of them represent and warrant to Seller that:"

12. Section 6.1 of the Agreement shall be amended to read as follows: "Buyers are each corporations duly organized, existing, and in good standing under the laws of the state where they are incorporated as identified in the introductory section of this Agreement,"

13. In the fifth line of Section 7.10 of the Agreement, after the word "Seller" add the words "or its parent company or any of their respective subsidiary companies (collectively "Seller" for purposes of this Section 7.10."

14. Add the following as Section 7.10(iv): "or the billing services provided by Seller pursuant to the Radiation Therapy Physicians, Inc. Billing Agreement of Seller."

15.   Section 8.1 of the Agreement is deleted.

16. The following is added to the third line of Section 8.2 of the Agreement after the words "Closing Date" " "and all of the accrued paid time off or vacation pay accrued between the Closing and the Covered Employee Termination Date set forth in Section 7 above of the Fourth Amendment to this Agreement."

17.   Sections 8.3 and 8.4 of the Agreement are deleted.

18.   The parties agree as follows:

      18.1. Notwithstanding anything to the contrary in the Agreement, it is agreed and understood, regardless of the Closing Date, that through the end of April, 2004 Seller, with the assistance of Buyer, will continue to service the Client Contracts so that the books for such Client Contracts can be closed out as of the end of April, 2004 on Seller's books. Any payable incurred for or in relation to said Client Contracts on or before April 30, 2004 shall, subject to the terms of Section 18 of this Fourth Amendment, shall remain the obligation of Seller. Moreover, subject to the terms of said Section 8, any income received, due or otherwise accrued from said Client Contracts shall be the property of Seller. To the extent that Buyer receives any such income after Closing it shall account to Seller for the same and, subject to the terms and conditions of said
            Section 18, shall promptly deliver the same to Seller. It is agreed and understood that any income derived from the Client Contracts for services rendered on or after May 1, 2004, shall belong to Buyer. It is further agreed and understood that any payables incurred on or after May 1, in relation to the Client Contracts shall be the responsibility of Buyer. Seller covenants and agrees to handle and maintain the Client Contracts and its Clients from the Closing Date through the end of April, 2004 in conformance with its customary and usual business practices consistent with its past practices and to recognize any revenues and expenses associated with such Client Contracts consistent with its past practices.

      18.2. Notwithstanding anything to the contrary in the Agreement or in any amendments thereto, including, without limiting the generality of the foregoing, any of the Exhibits or Schedules thereto, all amounts received from billing for Client Contracts (other than the Cookeville Contracts identified in Section 18.2 hereof) as a result of services rendered through and including April 30, 2004, whether the services were rendered by Seller or Buyer, shall be retained by Seller.

      18.3. Additionally, all amounts received or due to Seller or Buyer for services rendered on or before April 30, 2004 in relation to the Client Contracts for Dr. Jacquin and Dr. Sydris in Cookeville, Tennessee ("Cookeville Contracts") shall be retained by or delivered to Seller, as the case may be, to the extent that drug purchases and supplies purchased on or before Closing Date for the Cookeville Contracts ("Cookeville Purchases") are unpaid as of Closing Date. Seller shall keep Buyer advised of the status of the pay-off of such Cookeville Purchases. Once such Cookeville Purchases are paid off, any additional sums due Buyer or Seller for such services rendered shall be the property of Buyer.

      18.4. Seller may audit Buyer's books to insure compliance with this
            Section 18.

      18.5. The obligations of Buyer and each of them under this Section 18 shall survive the Closing of the Agreement.

19. In the first line of Section 11.5 of the Agreement, the words "and holders of a majority of he outstanding stock" shall be deleted.

20. Section 13.3 should be renumbered as Section 7.11 and shall be amended to read as follows: "Except to the extent that the information (i) is or becomes generally available to and known by the public (other than as a result of unpermitted disclosure directly or indirectly by Seller, or its affiliates, advisors, officers, employees, directors or representatives,
      (ii) has been previously disclosed by Seller or its employees, officers or agents in the course of its business, (iii) is disclosed pursuant to a valid court order of a court of competent jurisdiction, a valid administrative subpoena or a lawful request for information by an administrative or regulatory agency and (iv) except to the extent used by Seller in conjunction with providing the services allowed pursuant to
      Section 7.10 or (v) except as may be required by law, Seller agrees not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller, including personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data".

21. Section 13.4 should be renumbered as Section 11.12 and shall be amended to read as follows: "Agreement by Buyer to assume Seller's obligations under the Client Contracts in the form set forth on Exhibit J hereto.

22. Section 13.5 should be renumbered as Section 11.13 and shall be amended to read as follows: "Agreement by Buyer to assume the accounts payable set forth on Schedule 11.13".

23. In the fourth line of Section 13.6 after the word "Agreement", add the following "any amendment(s) thereto, or any documents executed by the Buyer in conjunction with the Closing of this Agreement, including without limiting the generality of the foregoing, the Loan Documents.

24. The words "Except for claims seeking injunctive relief," shall be added to the beginning of Section 14.8 and in said Section 14.8, the words "Los Angeles, California" shall be deleted and replaced with the words "Oklahoma City, Oklahoma."

25. Section 14.12 shall be amended to read as follows: This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the state of Oklahoma, without regard to its conflict of law rules. Any action or claim brought by Buyer or any of them regarding this Agreement or any of the agreements executed and deliver in conjunction with the Closing of the Agreement, including without limiting the generality of the foregoing, the Loan Documents, may only be brought in a court of competent jurisdiction in Oklahoma County, Oklahoma."

26. Section 14.14.4 shall be deleted and replaced with the following: "If this Agreement is terminated for any reason, it shall become null and void and of no further force and effect; provided however Seller shall be able to retain the Down Payment referenced in Section 3 of the Agreement."

27. In the first line of Section 14.15 after the word "covenants" insert ("but only to the extent that any such covenant requires performance by covenanter after Closing in relation to any such covenant)".

28.   The following sentence shall be added to the end of Section 1.3:
      "Notwithstanding anything to the contrary in this Agreement, the Client Contracts do not include the management service agreements and related billing agreements which Seller has with the medical practices for or relating to the locations in the following Oklahoma cities, TO WIT, Midwest City, Oklahoma City, Edmond, Clinton, Ponca City and Chickasha."

29. The List of Exhibits and Schedules attached to the Agreement shall be replaced by the attached list of Exhibits and Schedules.

30. It is agreed and understood that any reference to the term "Agreement" in the Agreement For Purchase And Sale Of Assets dated the 2nd day of February, 2004 or in any Amendment thereto shall refer to such Agreement For Purchase And Sale Of Assets, as amended. Capitalized terms used in the Agreement shall be deemed to have the same meaning in any Amendment thereto unless otherwise indicated in such Amendment.

31. It is agreed and understood that this Agreement and any of the other documents to be executed and delivered pursuant to this Agreement, including without limiting the generality of the foregoing, the Loan Documents, may be executed in one or more counterparts, each of which shall, for all purposes of such applicable documents be e deemed an original, but all of which shall constitute one and the same agreement. The parties also agree that a facsimile signature shall be binding the same as an original signature; provided however, on demand a party shall produce such original signature pages corresponding to a previously delivered facsimile signature.

"Seller"

CANCER CARE NETWORK, INC.


By:        /S/ MICHAEL R. SCHUSTER
   ---------------------------------
     Michael R. Schuster, CEO

"Buyer"

PRACTICE XPERT SERVICES Corp.               PRACTICEXPERT, INC.


By:        /S/ JONATHAN DOCTOR              By:     /S/ JONATHAN DOCTOR
   ---------------------------------            -------------------------------
      Jonathan Doctor, President/CEO            Jonathan Doctor, President/CEO

PRACTICEXPERT OF OKLAHOMA, INC.


By:        /S/ JONATHAN DOCTOR
   ---------------------------------
     Jonathan Doctor, CEO